EXHIBIT 99.1

[Siebel Systems, Inc. Letterhead]

April 12, 2005

George T. Shaheen
c/o Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, CA 94404

Re: Offer of Employment

Dear George:

Siebel Systems, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer. As Chief Executive Officer, you will report directly to the Board of Directors. You agree to perform the duties set forth in the next sentence, as well as any other reasonable duties determined by the Board of Directors. The parties’ initial expectations regarding the primary duties of this position include all duties, authorities and responsibilities customary for a chief executive officer of a public company.

While you remain an employee of the Company, the Company will recommend that you serve and be re-elected as a member of the Company’s Board of Directors at no additional compensation. You will resign from the Board upon termination of employment, unless requested to continue.

Salary and Bonus

Your starting salary will be $1,000,000 per year, paid on a semi-monthly basis. You will be eligible to receive a target bonus of up to 125% of your base salary per year in the event the Board (references to the Board in this paragraph and the following two paragraphs shall also be deemed to include references to the Company’s Compensation Committee, to the extent the Board has delegated its authority in such matters to such committee) determines that you have achieved the performance objectives to be determined by the Board. This bonus may be increased up to 200% of your base salary per year in the event the Board determines that you have substantially exceeded certain additional performance objectives established by the Board, in a manner consistent with market practices. Such bonuses are earned and paid at the discretion of the Board. The Company will endeavor to pay any bonus amounts determined by the Board in accordance with the foregoing within 2 and 1/2 months after the end of the fiscal year in which you earn such bonus. During the fiscal year ending December 31, 2005, you will be guaranteed to receive a bonus equal to the amount payable at the 125% level, based pro rata on the portion of the year that you were employed by the Company, and will be paid on or before March 15, 2006. All payments described in this paragraph (and other payments to you by the Company) will be subject to and reduced by applicable income and employment taxes (except as otherwise indicated herein) and you will be required to reimburse the Company for all applicable income and employment tax witholdings upon exercise of any option or restricted stock received by you.

April 12, 2005

Stock Options

In addition, you will be granted a stock option to purchase a total of 2,000,000 shares of Company common stock (the “Option”), subject to approval by the Board of Directors. In accordance with the Company’s option practices, the Option will be granted by the Compensation Committee as soon as practicable following your commencement date, with a strike price equal to the fair market value on that date. The Option will have a 5-year vesting schedule, such that the option will vest 20% upon your first anniversary of employment with the Company and 5% each quarter of employment thereafter. This option will vest in its entirety upon death during your employment with the Company. The agreement embodying this stock option shall be consistent with the Company’s standard form agreement, modified as necessary to incorporate the terms of this letter agreement.

Restricted Stock

Subject to approval by the Board of Directors, on the same date as the Option is granted you will also be granted restricted stock or a restricted stock unit, as determined by the Company in acoordance the terms of the applicable incentive plan (“RS”) in the amount of 350,000 shares of the Company’s common stock. 150,000 shares of this RS shall vest on June 30, 2005, assuming you are still employed by the Company, and the remaining 200,000 of the shares of the RS shall vest on the date which is two years following your start date as CEO, assuming you are still employed by the Company. In the event you voluntarily resign your employment with the Company prior to the applicable vesting dates, you will be required to forfeit all unvested shares. In the event you are terminated without cause (as defined below) or in the event of a change in control (as defined below) during such two year period, all unvested shares shall then vest. The agreement embodying this restricted stock award shall be consistent with the Company’s standard form agreement for restricted stock, modified as necessary to incorporate the terms of this letter agreement.

All existing stock options and restricted stock granted to you as a director shall cease vesting as of the first day of your employment pursuant to this agreement.

Additionally, the Company will defend and indemnify you against any claims arising from any decision made by you in good faith while performing services for the Company in accordance with the terms of your indemnification agreement.

You agree that you will not participate in the Company’s medical benefit plan (the “Company Plan”) and the Company agrees that during your employment it will reimburse you for the costs of the premiums of your current medical benefit plan (the “Existing Plan”), but not to exceed the premium costs that would have been payable by the Company for you under the Company Plan (the “Company Plan Cap”) and that such reimbursement shall be subject to appropriate substantiation arrangements as necessary to comply with applicable tax law.

April 12, 2005

Severance Benefits

Your employment with the Company will be at-will, that is it may be terminated by either you or the Company without or without cause and with or without advance notice. Notwithstanding the foregoing, you will be entitled to the following severance benefits, subject to your execution of a release of claims and two-year consulting agreement, which shall include a non-competition agreement, each in forms satisfactory to the Company or its successor(s)1:

Termination Without Cause

In the event you are terminated without cause (as defined below), you shall be entitled to receive the following severance payments:

1.	Two (2) years’ base salary and target bonus. Such amount shall be deemed in part an advance payment for the 2-year consulting arrangement referenced above;

2.	If you elect to continue your medical coverage under the Existing Plan, the Company will reimburse the cost of coverage, subject to the Company Plan Cap, for one (1) year following the date of termination;

3.	If you are terminated without cause any time during your first two (2) years of employment, you will receive immediate vesting of the first forty percent (40%) of your initial two (2) million share option grant (which shall include any shares already vested pursuant to the normal vesting schedule);

4.	You will have a one-year period following termination of employment under this section to exercise vested options, to the extent such options do not expire or terminate prior to or during such one-year period in accordance with their terms or the terms of the plan; and

5.	Any vesting restrictions remaining on your RS (as described above) shall be accelerated.

For purposes of the foregoing, termination “without cause” means termination by the Company for any reason other than (i) conviction of a felony or a crime involving moral turpitude, fraud, or an act of dishonesty against the Company; (ii) gross negligence in the performance of your

[1] Such non-competition agreement will include a specific list of the Company’s then-current primary competitors, and shall be restricted to such list. For reference purposes only, the Company currently considers the following companies (and their subsidiaries) to be its primary competitors: Microsoft Corporation; Oracle Corporation; Salesforce.com, Inc.; and SAP AG. All other terms of such release and consulting and non-competition agreements will be negotiated in good faith between the parties at the time of severance, with the intent of structuring an agreement that is (i) consistent with then-applicable industry standards and (ii) effective and enforceable under applicable law. In the event the parties are unable to agree on a particular term, they agree to seek the advice of a neutral third party benefits expert to help determine the applicable industry standards regarding such term. You agree not to challenge the effectiveness or enforceability of such release and non-competition agreements, either directly or indirectly, in your individual capacity or through any subsequent employer or other third party. Similarly, the Company agrees not to challenge the effectiveness or enforceability of such release and non-competition agreements as a means of avoiding payment of any severance benefits.

April 12, 2005

responsibilities; (iii) willful conduct resulting in the material violation or material breach of any Company policy or statutory, fiduciary, or contractual duty to the Company; or (iv) other willful misconduct. Termination without cause shall also be deemed to include the resignation by you for “good reason” (as defined below, absent the threshold requirement of a change in control). “Willful” conduct shall mean conduct which you did not reasonably believe was in the best interests of the Company.

Change in Control

In the event there is a change in control (as defined below) during your employment, subject to your execution of a release of claims and two-year consulting agreement, which shall include a non-competition agreement as specified in footnote 1 above, each in forms satisfactory to the Company or its successor(s), you shall be entitled to receive the following:

1.	Two (2) years’ base salary and target bonus. Such amount shall be deemed in part an advance payment for the 2-year consulting arrangement referenced above;

2.	If you elect to continue your medical coverage under the Existing Plan, the Company will reimburse the cost of coverage under the Existing Plan, subject to the Company Plan Cap, for one (1) year following the date of termination;

3.	You will receive immediate vesting of 100% of your initial two (2) million share option grant;

4.	You will have a one-year period following termination of employment that occurs after such change in control to exercise vested options, to the extent such options do not expire or terminate prior to or during such one-year period in accordance with their terms or the terms of the plan; and

5.	Any vesting remaining on your RS (as described above) shall be accelerated.

For purposes of the foregoing, a “change in control” means the following events:

•	a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in consort other than a sale, transfer or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; or

April 12, 2005

•	any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule l3d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than thirty-five percent (35%) of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders.

For purposes of the foregoing, “good reason” means the occurrence of any of the following after a change in control (without your agreement and with such occurrence failing to be cured within a reasonable time following prior written notice):

•	Any reduction in the aggregate level of your base salary and annual target bonus by more than 25%;

•	Any material reduction in your duties or responsibilities;

•	Any change in your title as Chief Executive Officer to a title of a less senior officer;

•	A requirement that you relocate more than fifty (50) miles from your then current office location; or

•	A change in reporting structure such that you no longer directly report to the Board of Directors.

Compensation received by you in connection with any post-termination employment with another company shall not be deemed to reduce the amount of any severance payment provided for under this letter agreement.

Parachute Payments.

If any payment or benefit (a “Payment”) you would receive from the Company as the result of the above provisions and a change in control (as defined above) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall increase the Payment by an additional amount (the “Gross-Up Payment”) so as to ensure that you do not bear the economic burden of the Excise Tax or any taxes on the Gross-Up Payment itself, provided that you agree to use commercially reasonable efforts to cooperate with the Company to reduce the Excise Tax and the Gross-Up Payment during the course of your employment or other relationship before, after and in connection with any change

April 12, 2005

in control. For the avoidance of doubt, you will be responsible for and, if necessary, shall reimburse the Company for any income tax and employment tax on the Payment when due. The Payment and the Gross-Up Payment will be subject to and reduced by all applicable income and employment taxes.

KPMG LLP, or at the election of the Company a nationally-recognized independent audit firm mutually agreed, shall perform the foregoing calculations and shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

Other Expenses

You will work at our facility located in San Mateo, California.

During the course of your employment, the Company will reimburse you for all reasonable expenses incurred by you in the performance of your duties.

The Company shall reimburse you for your reasonable attorneys’ fees incurred in connection with the contemplation, preparation, negotiation and execution of this letter agreement, up to $20,000.

409A Compliance

In the event that any of the amounts payable hereunder to you (including, without limitation, the payment of cash severance benefits, medical insurance reimbursements and the vesting of RSs or stock options) are determined by the Company to constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount of such benefits so determined shall automatically (without need for amendment of this agreement) be payable to you in a manner that complies with the requirements of Section 409A of the Code, which shall include, without limitation, deferring the payment of such benefit for six (6) months after your date of termination of employment. In the event the Company and you mutually determine in good faith that any portion of this Agreement should be amended during 2005 to ensure compliance with Section 409A of the Code, you agree to promptly execute such amendments.

General

The validity, interpretation, construction and performance of this letter agreement and the rights of the parties under this letter agreement shall be interpreted and enforced under the laws of the state that is your state of residence at the time of any alleged breach of the Agreement (without reference to principles of conflicts of laws). This letter, together with the enclosed Terms and

April 12, 2005

Conditions of Employment and Proprietary Information and Inventions Agreement forms the complete, final and exclusive statement of your agreement with the Company with regard to the subject matters contained herein. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any previous promises, representations or agreements. Other than those changes expressly reserved to the Company’s discretion in this letter, this letter agreement cannot be changed except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company.

To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Mateo California, conducted by Judicial Arbitration and Mediation Services, Inc., or another mutually agreeable arbitration service, under the applicable employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Except with respect to the arbitration fees set forth above, in the event of any dispute between the parties to this letter agreement, each party will be responsible for its own attorneys’ fees.

As a condition of employment with the Company and in order to accept this offer, please sign and return the enclosed Terms and Conditions of Employment and Proprietary Information and Inventions Agreement.

If you accept our offer, your first day of employment will be no later than April 13, 2005.

If you have any questions, please feel free to call me at 650-295-5000. I look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

/s/ Thomas M. Siebel
Thomas M. Siebel
Chairman of the Board of Directors

April 12, 2005

/s/ George T. Shaheen
George T. Shaheen

April 12, 2005

Terms and Conditions of Employment

This document sets forth important benefit information and terms and conditions related to your employment (the “Terms and Conditions of Employment”) with Siebel Systems, Inc. (the “Company”). Please review the information carefully, sign and date the acknowledgement below, and return the signed Terms and Conditions of Employment in the enclosed envelope.

As a Company employee, you will be expected to abide by all Company rules, policies and procedures. You will be expected to sign and comply with the enclosed Proprietary Information and Inventions Agreement (the “PIIA”), the terms of which are incorporated herein by reference, which requires, among other provisions, the assignment of intellectual property rights to any invention made during your employment at the Company and non-disclosure of proprietary information. You agree that the non-solicitation provisions included in such PIIA are hereby extended to two (2) years following your last day of employment. You will also be expected to sign the Company’s Employee Handbook acknowledging that you have received and read the current version of the handbook.

Your offer of employment is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins. Your offer of employment is also contingent on successful completion of a background investigation. Failure to consent to, complete, or pass the background screening will cause the Company to withdraw its offer of employment.

The Company offers a complete benefit program which includes medical, dental, vision, basic life/AD&D, supplemental life/AD&D, long/short term disability, flexible spending accounts, employee assistance program, 401(k) and an employee stock purchase plan. The benefit costs, coverage levels and enrollment processes are outlined in detail in the enclosed benefit summary.

Your starting compensation, position, stock information and other terms are set forth in the attached offer letter. By signing the Terms and Conditions of Employment, you are also agreeing to the terms set forth in the offer letter. Oral or written representations contradicting or supplementing the terms of the offer letter are not valid.

Your employment relationship with the Company will be an “at-will” relationship, which means that the Company will have the right to terminate your employment at any time, with or without advance notice and with or without cause. In the event you voluntarily terminate your employment, you agree to give the Company at least 30 days’ written notice. The terms and conditions of your employment, including the “at will” employment relationship, supersede all prior written and oral communication with you regarding your employment with the Company and can only be modified by written agreement signed by you and an authorized officer of the Company.

April 12, 2005

By signing below, you acknowledge and agree that you have read and understood the terms and conditions of your employment.

ACKNOWLEDGED AND AGREED:

/s/ George T. Shaheen	April 12, 2005

George T. Shaheen	Date